Exhibit 99
Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com
Spirit AeroSystems Holdings, Inc. Reports Fourth Quarter and Full-Year 2010 Financial Results; Reports Revenues of $4.172 Billion and Fully Diluted EPS of $1.55 Per Share; Provides 2011 Financial Guidance
•	Full-Year 2010 Revenues of $4.172 billion

•	Full-Year Operating Income of $357 million; Operating Margins of 8.6 percent

•	Full-Year Fully Diluted Earnings Per Share of $1.55 per share

•	Cash and Cash Equivalents were $482 million at year-end

•	Total backlog of approximately $28.3 billion

•	2011 Guidance: Revenue between $4.5 — $4.7 billion and fully diluted earnings per share between $1.70 and $1.90 per share
     Wichita, Kan., February 10, 2011 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2010 financial results reflecting solid core operating performance across the company as demand for large commercial aircraft remains strong.
     Spirit’s fourth quarter 2010 revenues were $1.071 billion, stable from $1.078 billion for the same period of 2009, as fewer large commercial aircraft deliveries were offset with non-production revenues. Operating income was $96 million, compared to $85 million for the same period in 2009. Net income for the quarter was $62 million, or $0.44 per fully diluted share, compared to $50 million, or $0.36 per fully diluted share, in the same period of 2009. (Table 1)
Table 1. Summary Financial Results (unaudited)

	4th Quarter				Twelve Months
($ in millions, except per share data)	2010	2009	Change		2010	2009	Change

Revenues	$1,071	$1,078		~0%	$4,172	$4,079		2%
Operating Income	$96	$85		13%	$357	$303		18%
Operating Income as a % of Revenues	9.0%	7.9%	110	BPS	8.6%	7.4%	120	BPS
Net Income	$62	$50		24%	$219	$192		14%
Net Income as a % of Revenues	5.8%	4.6%	120	BPS	5.2%	4.7%	50	BPS
Earnings per Share (Fully Diluted)	$0.44	$0.36		22%	$1.55	$1.37		13%
Fully Diluted Weighted Avg Share Count	141.8	140.2			141.0	139.8

     Fourth quarter pre-tax earnings were reduced by approximately ($3) million for the quarter, or ($0.02) per share, related to the award of stock to eligible union employees as part of the new ten-year agreement with the United Automobile, Aerospace, & Agricultural Implement Workers of America (UAW).
     Revenue for the full-year reached $4.172 billion. Operating income for the full-year increased to $357 million, up 18 percent from the full-year in 2009. Full-year net income increased 14 percent to $219 million, or $1.55 per fully diluted share, compared to $192 million, or $1.37 per fully diluted share in 2009.
     “We continued to execute well on our core programs and made good progress on our development programs in 2010,” said President and Chief Executive Officer Jeff Turner. “The operating engine of the company continues to improve while the global demand for large commercial aircraft remains strong and new products are brought to the market.”
     “During the fourth quarter, we delivered over two-hundred forty core products to our customers as well as making our first delivery of the composite CH-53K helicopter fuselage to the customer. We also reached agreement with the UAW on a new ten-year labor contract in Oklahoma, and established a path forward on the 787 program with Boeing,” Turner added.
     “Looking forward, our company is financially strong and in a solid competitive position as our core product volumes increase and our development programs mature. With a substantial backlog supporting Spirit’s future, we are implementing plans to expand capacity for our core business. With this growth outlook and our focus on performance, we are positioned to drive long-term value,” Turner concluded.
     Spirit’s backlog at the end of the fourth quarter of 2010 was $28.3 billion. Spirit calculates its backlog based on contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.
     Spirit updated its contract profitability estimates during the fourth quarter of 2010, resulting in a net pre-tax $10 million ($0.05 per share) unfavorable cumulative catch-up adjustment primarily associated with changes in contract profitability estimates on the 787 program. In comparison, Spirit recognized a $34 million unfavorable cumulative catch-up adjustment for the fourth quarter of 2009.

     Cash flow from operations was a $364 million source of cash for the fourth quarter of 2010, compared to a $197 million source of cash for the fourth quarter of 2009. The current quarter compared to the same period of 2009 reflects relatively stable working capital while performance is largely the result of an increase in deferred revenue, partially offset by current and deferred tax effects. (Table 2)
Table 2. Cash Flow and Liquidity

	4th Quarter		Twelve Months
($ in millions)	2010	2009	2010	2009
Cash Flow from Operations	$364	$197	$125	($14)
Purchases of Property, Plant & Equipment	($105)	($70)	($288)	($228)

			December 31,	December 31,
Liquidity			2010	2009

Cash			$482	$369
Total Debt			$1,197	$894
     Cash balances at the end of the year were $482 million, up $113 million from a year ago, largely reflecting the proceeds generated from the issuance of the $300 million senior unsecured notes in November of 2010, and receipt of non-recurring contract payments associated with our development programs, partially offset by continued investment in our new programs. At the end of the fourth quarter of 2010, the company’s $650 million revolving credit facility remained undrawn. Approximately $19 million of the credit facility is reserved for financial letters of credit. Debt balances at the end of the fourth quarter were $1,197 million, up $303 million from the end of 2009, primarily reflecting the associated debt for the unsecured notes, issued in fourth quarter of 2010.
     During the quarter, the company’s credit rating was affirmed by Standard & Poor’s with a BB rating while Moody’s upgraded its rating to a Ba2.

Financial Outlook
     Spirit revenue guidance for the full-year 2011 is expected to be between $4.5 and $4.7 billion based on Boeing’s 2011 delivery guidance of 485 to 500 aircraft; expected B787 deliveries; expected Airbus deliveries in 2011 of approximately 520 to 530 aircraft; internal Spirit forecasts for non-OEM production activity and other customers; and foreign exchange rates consistent with those in the second half of 2010.
     Fully diluted earnings per share guidance for 2011 is expected to be between $1.70 and $1.90 per share, reflecting continued growth in core programs and transitioning new programs to initial production.
     Cash flow from operations, less capital expenditures, is expected to be approximately ($250) million use of cash in the aggregate, with capital expenditures of approximately $325 million.
     The effective tax rate for 2011 is forecasted to be between 31 and 32 percent. (Table 3)
     Risk to our financial guidance includes, among other factors: 787 delivery volumes; higher than forecasted non-recurring and recurring costs on our development programs; mid-range business jet market risks; and our ability to achieve anticipated productivity and cost improvements; and assumes completion of the 787 contract amendment.
Table 3. Financial Outlook

	2010 Actual	2011 Guidance
Revenues	$4.2 billion	$4.5 - $4.7 billion
Earnings Per Share (Fully Diluted)	$1.55	$1.70 - $1.90
Effective Tax Rate	26.3%	31% - 32%
Cash Flow from Operations	$125 million	~$75 million
Capital Expenditures	$288 million	~$325 million

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing and execution of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; potential reduction in the build rates of certain Boeing aircraft including, but not limited to, the B737 program, the B747 program, the B767 program and the B777 program, and build rates of the Airbus A320 and A380 programs, which could be negatively impacted by continuing weakness in the global economy and economic challenges facing commercial airlines, and by a lack of business and consumer confidence and the impact of continuing instability in the global financial and credit markets, including, but not limited to, sovereign debt concerns in Europe; the inability to resolve significant claims with Boeing related to non-recurring and recurring costs on the B787 program; declining business jet manufacturing rates and customer cancellations or deferrals as a result of the weakened global economy; the success and timely execution of key milestones such as certification and delivery of Boeing’s new B787 and Airbus’ new A350 XWB aircraft programs, including receipt of necessary regulatory approvals and customer adherence to their announced schedules; our ability to enter into supply arrangements with additional customers and the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws, the Foreign Corrupt Practices Act, environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness and the possibility that we may be unable to borrow additional funds or refinance debt; our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; the outcome or impact of ongoing or future litigation and regulatory actions; and our exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the section captioned “Risk Factors” in our 2009 Form 10-K for a more complete discussion of these and other factors that may affect our business.

Appendix
Segment Results
Fuselage Systems
     Fuselage Systems segment revenues for the fourth quarter of 2010 were $519.1 million, up 2.6 percent over the same period last year, largely driven by additional non-production revenues. Operating margin for the fourth quarter of 2010 was 13.1 percent as compared to 11.5 percent during the same period of 2009. During the fourth quarter of 2010, the segment realized an unfavorable pre-tax $2 million cumulative catch-up adjustment. In comparison, a pre-tax $21 million unfavorable cumulative catch-up adjustment was realized during the fourth quarter of 2009.
Propulsion Systems
     Propulsion Systems segment revenues for the fourth quarter of 2010 were $262.8 million, up 1.9 percent over the same period last year, primarily driven by additional non-production revenues and product mix. Operating margin for the fourth quarter of 2010 was 15.2 percent as compared to 9.8 percent in the fourth quarter of 2009, largely driven by favorable product mix. During the fourth quarter of 2010, the segment realized an unfavorable pre-tax $5 million cumulative catch-up adjustment. In comparison, the segment experienced lower aftermarket sales and a pre-tax $8 million unfavorable cumulative catch-up adjustment during the fourth quarter of 2009.
Wing Systems
     Wing Systems segment revenues for the fourth quarter of 2010 were $287.7 million, down 7.6 percent over the same period last year, as the previous quarter included additional non-production revenues. Operating margin for the fourth quarter of 2010 was 9.7 percent as compared to 10.7 percent during the same period of 2009. During the fourth quarter of 2010, the segment realized an unfavorable pre-tax $3 million cumulative catch-up adjustment. In comparison, a pre-tax $5 million unfavorable cumulative catch-up adjustment was realized during the fourth quarter of 2009.

Table 4. Segment Reporting

	(unaudited)				(unaudited)
	4th Quarter				Twelve Months
($ in millions)	2010	2009	Change		2010	2009	Change

Segment Revenues
Fuselage Systems	$519.1	$506.0	2.6%		$2,035.1	$2,003.6	1.6%
Propulsion Systems	$262.8	$257.9	1.9%		$1,061.8	$1,030.0	3.1%
Wing Systems	$287.7	$311.5	(7.6%)		$1,067.4	$1,024.4	4.2%
All Other	$1.5	$2.3	(34.8%)		$8.1	$20.5	(60.5%)

Total Segment Revenues	$1,071.1	$1,077.7	(0.6%)		$4,172.4	$4,078.5	2.3%

Segment Earnings from Operations
Fuselage Systems	$67.9	$58.2	16.7%		$292.3	$287.6	1.6%
Propulsion Systems	$39.9	$25.4	57.1%		$137.5	$122.6	12.2%
Wing Systems	$27.9	$33.4	(16.5%)		$101.0	$20.7	387.9%
All Other	$0.5	($0.4)	225.0%		($1.8)	($1.4)	(28.6%)

Total Segment Operating Earnings	$136.2	$116.6	16.8%		$529.0	$429.5	23.2%

Unallocated Corporate SG&A	($35.6)	($29.8)	19.5%		($139.7)	($122.7)	13.9%
Unallocated Research & Development	($1.4)	($1.9)	(26.3%)		($3.6)	($3.5)	2.9%
Unallocated Cost of Sales (1)(2)	($3.3)	$0.0	NA		($28.7)	$0.0	NA

Total Earnings from Operations	$95.9	$84.9	13.0%		$357.0	$303.3	17.7%

Segment Operating Margins
Fuselage Systems	13.1%	11.5%	160	BPS	14.4%	14.4%	0	BPS
Propulsion Systems	15.2%	9.8%	540	BPS	12.9%	11.9%	100	BPS
Wing Systems	9.7%	10.7%	(100	) BPS	9.5%	2.0%	750	BPS
All Other	33.3%	(17.4%)	5,070	BPS	(22.2%)	(6.8%)	(1,540	) BPS

Total Segment Operating Margins	12.7%	10.8%	190	BPS	12.7%	10.5%	220	BPS

Total Operating Margins	9.0%	7.9%	110	BPS	8.6%	7.4%	120	BPS

(1)	Charges in the fourth quarter of 2010 are associated with the grant of shares to represented employees of the UAW in connection with the ratification of a new ten-year labor contract.

(2)	Year-to-date charges include the fourth quarter charge related to the grant of shares to UAW represented employees; the third quarter charge for the IAM Early Retirement Incentive; and the second quarter charge related to the grant of shares to represented employees of the IAM in connection with the ratification of their ten-year labor contract.
Contact information:
Investor Relations: Alan Hermanson (316) 523-7040
Media: Debbie Gann (316) 526-3910
On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(One Ship Set equals One Aircraft)
2009 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2009

B737	74	96	93	87	350
B747	3	1	3	4	11
B767	3	3	3	3	12
B777	21	21	21	19	82
B787	2	2	2	5	11

Total	103	123	122	118	466

A320 Family	105	101	94	108	408
A330/340	26	23	28	23	100
A380	—	2	5	4	11

Total	131	126	127	135	519

Hawker 850XP	18	13	6	7	44

Total Spirit	252	262	255	260	1,029

2010 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2010

B737	94	96	93	89	372
B747	3	1	2	4	10
B767	3	4	3	5	15
B777	21	18	14	14	67
B787	5	4	4	3	16

Total	126	123	116	115	480

A320 Family	102	95	75	96	368
A330/340	25	23	5	19	72
A380	1	5	7	5	18

Total	128	123	87	120	458

Hawker 850XP	5	4	4	6	19

Total Spirit	259	250	207	241	957

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	($ in millions, except per share data)
Net revenues	$1,071.1	$1,077.7	$4,172.4	$4,078.5
Operating costs and expenses:
Cost of sales	918.7	944.2	3,607.9	3,581.4
Selling, general and administrative	40.1	33.5	156.0	137.1
Research and development	16.4	15.1	51.5	56.7

Total operating costs and expenses	975.2	992.8	3,815.4	3,775.2
Operating income	95.9	84.9	357.0	303.3
Interest expense and financing fee amortization	(18.5)	(14.5)	(59.1)	(43.6)
Interest income	0.1	0.8	0.3	7.0
Other income (expense), net	(0.1)	0.9	(0.4)	6.1

Income before income taxes and equity in net loss of affiliate	77.4	72.1	297.8	272.8
Income tax provision	(15.4)	(22.1)	(78.2)	(80.9)

Income before equity in net loss of affiliate	62.0	50.0	219.6	191.9
Equity in net loss of affiliate	(0.1)	—	(0.7)	(0.2)

Net income	$61.9	$50.0	$218.9	$191.7

Earnings per share
Basic	$0.44	$0.36	$1.56	$1.39
Shares	138.4	137.2	137.9	138.3

Diluted	$0.44	$0.36	$1.55	$1.37
Shares	141.8	140.2	141.0	139.8

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2010	2009
	($ in millions)
Current assets
Cash and cash equivalents	$481.6	$369.0
Accounts receivable, net	200.2	160.4
Inventory, net	2,507.9	2,206.9
Other current assets	105.0	116.6

Total current assets	3,294.7	2,852.9
Property, plant and equipment, net	1,470.0	1,279.3
Pension assets	172.4	171.2
Other assets	164.9	170.4

Total assets	$5,102.0	$4,473.8

Current liabilities
Accounts payable	$443.5	$441.3
Accrued expenses	220.3	165.5
Current portion of long-term debt	9.5	9.1
Advance payments, short-term	169.4	237.4
Deferred revenue, short-term	302.6	107.1
Other current liabilities	19.5	21.8

Total current liabilities	1,164.8	982.2
Long-term debt	1,187.3	884.7
Advance payments, long-term	655.2	727.5
Deferred revenue and other deferred credits	29.0	46.0
Pension/OPEB obligation	72.5	62.6
Other liabilities	182.3	197.0
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 107,201,314 and 105,064,561 issued, respectively	1.1	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 34,897,388 and 35,669,740 shares issued, respectively	0.3	0.4
Additional paid-in capital	983.6	949.8
Accumulated other comprehensive loss	(75.3)	(59.7)
Retained earnings	900.7	681.8

Total shareholders’ equity	1,810.4	1,573.3
Noncontrolling interest	0.5	0.5

Total equity	1,810.9	1,573.8

Total liabilities and equity	$5,102.0	$4,473.8

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2010	December 31, 2009
	($ in millions)
Operating activities
Net income	$218.9	$191.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation expense	115.3	123.0
Amortization expense	12.7	11.0
Accretion of long-term receivable	—	(6.5)
Employee stock compensation expense	28.8	10.1
Excess tax benefits from share-based payment arrangements	(5.0)	—
(Gain) Loss from foreign currency transactions	4.8	(4.5)
Loss on disposition of assets	0.7	0.1
Deferred taxes	48.6	28.7
Long-term tax benefit	(9.7)	—
Pension and other post-retirement benefits, net	(8.9)	2.2
Grant income	(3.1)	(1.9)
Equity in net loss of affiliate	0.7	0.2
Changes in assets and liabilities
Accounts receivable	(41.6)	(8.2)
Inventory, net	(300.3)	(320.7)
Accounts payable and accrued liabilities	26.8	125.7
Advance payments	(140.3)	(97.5)
Deferred revenue and other deferred credits	181.8	(14.8)
Other	(5.1)	(52.5)

Net cash provided by (used in) operating activities	125.1	(13.9)

Investing activities
Purchase of property, plant and equipment	(288.1)	(228.2)
Long-term receivable	—	115.4
Other	(0.3)	0.4

Net cash (used in) investing activities	(288.4)	(112.4)

Financing activities
Proceeds from revolving credit facility	150.0	300.0
Payments on revolving credit facility	(150.0)	(300.0)
Proceeds from issuance of debt	—	6.9
Proceeds from issuance of bonds	300.0	293.4
Proceeds from government grants	—	0.7
Principal payments of debt	(9.6)	(7.6)
Debt issuance and financing costs	(18.0)	(17.3)
Excess tax benefits from share-based payment arrangements	5.0	—

Net cash provided by financing activities	277.4	276.1

Effect of exchange rate changes on cash and cash equivalents	(1.5)	2.7

Net increase in cash and cash equivalents for the period	112.6	152.5
Cash and cash equivalents, beginning of the period	369.0	216.5

Cash and cash equivalents, end of the period	$481.6	$369.0